Exhibit 99.1

Newtek Business Services Earns .11 in Q4

Three Key Operating Segments Profitable for Year

Financial Highlights for 2006:

-	Revenue from three major operating segments up by 23% to $66.7 million dollars

-	Pretax Net Income from major operating segments up 21% to $7 million dollars

-	Holding company achieves $1.8 million dollars in positive cash flow from operations. First time in history as a publicly traded company

-	Capco Segments revenue decreased by X% to X million dollars.

New York, N.Y. – March 22, 2007 – Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), a direct distributor to the small to medium sized business market announced today that is has reported earnings for the fourth quarter of 2006. Newtek reported revenues of $XX million and pretax income of YY per share for the fourth quarter of 2006.

CEO and Chairman Barry Sloane said, “We are pleased at our annual results for 2006. For the first time in our company’s history we are cash flow positive from operations at the holding company. We have stated that we are de-emphasizing the CAPCO business and do not see any CAPCO’s that the company will create or programs that it will participate in the foreseeable future. Our EBITDA from our three primary business segments has grown from $11.7 million dollars in 2005 to 15.2 million in 2006. This represents a 30% increase over 2005. Our revenues in Electronic Payment Processing and Web Hosting are growing in excess of 30% per year. We have business customer accounts in excess of 75,000 and are adding approximately 2,200 new clients every month”.

Mr. Sloane continued: “We have XX million in cash on our balance sheet as of 12/31/06 and have a book value share of YY. 2007 will be a year to grow our company to scale so that we can become the entity that small to medium sized businesses come to for all of their business and financial service needs. We have forecasted our financial results for 2007 and believe that our primary operating segments will continue to grow. Management will discuss in its conference call today: How it intends to mitigate the effect of the non cash expense of its CAPCO segment. Why its primary operating business segments are doing well. How it plans on maintaining its high growth rates. Lastly, a financial forecast of its operating businesses with a focus on cash flow from operations of its core operating businesses.

Newtek has posted a PowerPoint presentation on its website, www.newtekbusinessservices.com which will help investors follow along at the shareholder conference call scheduled for 4:15 p.m. today March 22, 2007.

The conference call will be accessible via a toll free number by dialing 1-866-383-8009 and providing the pass code 95154873. Listeners are encouraged to ask any questions that they may have during the call. The conference call will also be broadcast over the Internet through Newtek’s website at www.newtekbusinessservices.com. To listen to the call live please go to

Newtek’s website approximately 15 minutes prior to the call to download any audio software which may be necessary. For those who miss the live broadcast, a replay will be available on the website approximately one hour after the call. The online archive of the web cast will be available for ninety days following the call.

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor to the small to medium-sized business market under the Newtek TM brand. According to the U.S. Small Business Administration, there are over 25.8 million small businesses in the United States, which in total represent 99.7% of all employer firms, generate 60 – 80% of all new jobs annually and create more than 50% of non-farm private GDP. Since 1999, Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek focuses on providing its 75,000 business accounts with access to financial, management and technological resources that enable them to better grow and compete in today’s marketplace. Newtek’s products and services include:

•	Business Lending: Business loans to start up, acquire, or expand a business

•	Electronic Payment Processing: Credit card, debit card, check conversion, and ACH solutions

•	Insurance Services: Nationwide commercial and personal lines of insurance

•	Outsourced Digital Bookkeeping: Bookkeeping and recordkeeping at a fraction of the cost of in-house staff

•	Web Hosting: Full service web host including domain registration and online shopping cart tools

•	Web Design and Development: Customized web design and development services for a powerful web presence

•	Tax Preparation and Advisory Services: Expert tax planning and consultation for your business

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval

•	Business Plan Preparation: Professional business plan assistance providing a roadmap for success

•	Payroll: Payroll management processing and employee tax filing

For more information, go to www.newtekbusinessservices.com.

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

Contacts:

Newtek Business Services

Barry Sloane

Chairman of the Board & CEO

212-356-9500

bsloane@newtekbusinessservices.com

2006 Segment Actual Results Third Quarter

(In millions of dollars except E.P.S. guidance)

	Revenue	Pretax Net Income	EBITDA
Electronic Payment Processing	11.2	0.9	1.3
Web Hosting	3.5	1.0	1.7
SBA Lending	2.8	.5	1.4
CAPCO	1.7	(3.6)
All Other	2.7	1.1
Corporate Activities	1.0	(1.6)
Interco Eliminations	(1.3)
Total	21.6	(1.7)
E.P.S Guidance (per share)	(.03)

2006 Segment Guidance Fourth Quarter

(In millions of dollars except E.P.S. guidance)

	Revenue	Pretax Net Income	EBITDA
Electronic Payment Processing	12.9-13.3	.9 - 1.0	1.3 -1.4
Web Hosting	3.5-3.6	.6-.8	1.4 -1.6
SBA Lending	2.0-2.1	(.3) - (.1)	.6 - .8
CAPCO	11.3 -11.4	5.9 -6.1
All Other	1.3	(.2)-(.1)
Corporate Activities	1.0	(1.6)-(1.4)
Interco Eliminations	(1.0)
Total	31.0-31.8	5.3-6.3
E.P.S Guidance (per share)	.09- .11

2006 Annual Segment Guidance

(In millions of dollars except for E.P.S. guidance)

	Revenue	Pretax Net Income	EBITDA
Electronic Payment Processing	44.2 -44.6	3.0 - 3.1	4.4 -4.5
Web Hosting	13.5 -13.6	3.6 -3.8	6.7 -6.9
SBA Lending	9.3-9.4	0.0 - .3	3.8 -4.0
CAPCO	17.0 -17.1	(5.0)- (4.8)
All Other	7.2 -7.3	0 -.1
Corporate Activities	4.5	(5.5)-(5.3)
Interco Eliminations	(4.8)
Total	90.8 –91.6	(3.9)-(2.8)
After Tax Net Income	(2.9)-(2.3)
E.P.S Guidance (per share)	(.08)-(.07)